Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the KEMET Corporation Omnibus Incentive Plan, which amends and restates the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan, of our report dated June 1, 2017, with respect to the consolidated financial statements of TOKIN Corporation and subsidiaries included in the Annual Report (Form 10-K) of KEMET Corporation and subsidiaries for the year ended March 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young ShinNihon LLC
Tokyo, Japan
August 9, 2017

92784939_2